Exhibit 10.2
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on this ____ day of __________, 2010, by and between BRIAN M. SULLIVAN (“Executive”) and CTPARTNERS EXECUTIVE SEARCH LLC, a Delaware limited liability company (the “Company”), effective as of the time of the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware providing for the conversion of the Company into CTPartners Executive Search Inc., a Delaware corporation (the “Effective Time”).
W I T N E S S E T H:
          WHEREAS, the Company is engaged in the business of providing retained executive search and related services to clients on a global basis (the “Business”);
          WHEREAS, for purposes of this Agreement (except where the context contemplates otherwise), the term “the Company” shall include CTPartners Executive Search Inc., its subsidiaries and assignees, and any predecessors and successors in interest of the Company; and
          WHEREAS, the Company previously entered into an Employment Agreement effective as of October 17, 2004, as amended by an Employment Agreement Amendment effective as of September 7, 2007 (collectively, such employment agreement and employment agreement amendment referred to as the “Prior Agreement”); and
          WHEREAS, Executive shall attain valuable knowledge and experience pertaining to the Business, trade secrets, customers, markets, sources of supply, manner of doing business and other confidential and proprietary information; and
          WHEREAS, the Company currently employs Executive and desires to continue to employ Executive from and after the Effective Time, and Executive desires to continue to be so employed by the Company upon the terms and conditions set forth herein, including, without limitation, the prohibitions upon Executive from the disclosure of confidential information and interference with the Company’s business operations as provided herein.
          NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree as follows:
     1. RECITALS. The recitals contained in the “WHEREAS” clauses are incorporated herein and made a part of this Agreement as though fully rewritten herein.
     2. TITLE, DUTIES AND TERM. The Company hereby employs Executive as Chief Executive Officer of the Company, with such authority, duties and responsibilities as are customarily associated with, or assigned to, the highest-ranking executive officer of a publicly-

held corporation, and such additional duties as may be assigned to Executive from time to time by the Company’s Board of Directors (the “Board”)) which are consistent with the position of Chief Executive Officer of a publicly-held corporation. In addition, Executive shall continue as a member of the Board immediately upon the Effective Time, and for so long as Executive shall serve as the highest-ranking executive officer of the Company, he shall be nominated by the Corporate Governance and Nominating Committee (or its successor) for re-election as a director at such time as nominees are being proposed for election at the annual meeting of shareholders of the Company, as long as such nomination does not impair the proper exercise of the applicable fiduciary duties by such committee or the Board. The employment of Executive under this Agreement shall continue from and after the Effective Time and shall continue through the third anniversary of the Effective Time (the “Term”) provided that the Company may elect to renew the Term for an additional three-year period by giving written notice thereof to Executive at least one hundred and eighty (180) days prior to the expiration of the Term. If the Company does not elect to renew the Term for such additional three-year period, then Executive’s employment shall terminate at the close of business on the last business day of the Term, and such termination of employment shall be treated as termination without Cause (as defined herein). Regardless of the reason for termination of Executive’s employment hereunder, Executive, without taking any further action, shall be deemed to have resigned from the Board upon such termination. During the course of his employment, Executive shall at all times, faithfully, industriously and to the best of his abilities, perform his duties hereunder. Except with the consent of the Board (which consent shall not be unreasonably withheld), Executive shall devote his full business time and efforts to the affairs of the Company, but nothing contained herein shall be construed to prevent Executive from (i) investing Executive’s assets or (ii) engaging in other activities for charitable or other non-profit institutions, provided that such activities do not materially interfere with the performance of Executive’s duties hereunder. Furthermore, service by Executive on the boards of directors of up to two (2) non-competing companies shall not be deemed to be a violation of this Agreement provided such service does not materially interfere with the performance of Executive’s duties hereunder. The parties acknowledge that the Executive is, and intends to continue to be, domiciled in the State of Florida. The parties further acknowledge that the nature of the Executive’s activities will require extensive travel. In light of the foregoing, the parties agree that the Executive shall not be required to be physically present in any particular office of the Company on any regular basis or for any particular number of days during a calendar year. The Executive agrees, however, that the foregoing shall not diminish the Executive’s duties and responsibilities to the Company as provided herein.
     3. SALARY, BONUS AND EQUITY INCENTIVE AWARDS. As consideration for the services of Executive hereunder, the Company shall pay Executive an annual base salary equal to Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the “Base Salary”) payable in equal semi-monthly installments, or in such other periodic method to which both parties agree, less applicable payroll taxes, withholdings and deductions. The Compensation Committee of the Board (the “Compensation Committee”) shall perform an annual review of Executive’s compensation based on Executive’s performance of his duties and the Company’s other compensation policies. The term “Base Salary” as used herein shall include any changes to the Base Salary from time to time. Executive shall be eligible for an annual bonus in an amount determined by the Compensation Committee based on Executive’s performance of his duties and the Company’s other compensation policies with a target annual bonus opportunity for each year which is between 75% and 150% of the Executive’s Base Salary for such year (the “Annual

Bonus”). The actual Annual Bonus paid will be based on the Company’s and Executive’s performance. Such Annual Bonus shall be paid at such time as annual bonuses are paid to executive officers of the Company as determined by the Compensation Committee. If any portion of an Annual Bonus shall be payable in a year after the year in which it is earned, and in the event the Executive’s employment is terminated prior to payment of the full Annual Bonus amount to which he is entitled for any prior year, any remaining payments shall be made within thirty (30) days of his termination date. Shortly after the Effective Time, the Board (or the Compensation Committee if constituted at the time) shall consider granting Executive an equity award under the Company’s 2010 Equity Incentive Plan (or other equity incentive plan then in existence) (an “Equity Award”) it being agreed to and understood that any such Equity Award shall be at the discretion of the Board or the Compensation Committee, as appropriate. Executive shall generally be eligible to participate in the Company’s equity incentive plans from time to time, with the amount of any Equity Awards, and the terms and conditions under which they are granted, being in the sole discretion of the Compensation Committee based on Executive’s performance of his duties and the Company’s other compensation policies. Such Equity Awards shall be subject to the terms of the applicable equity incentive plan of the Company and granting agreement.
     4. BENEFITS. During the Term and as otherwise provided herein, Executive shall be entitled to participate in any employee benefit plans, that may exist from time to time, which are generally maintained or established by the Company on the same terms and conditions as generally apply to its executive employees, including, without limitation, health care benefits, insurance, retirement plan benefits, and disability benefits.
     5. ABSENCE AND LEAVE. During the Term, Executive shall be entitled to the same paid absence (whether for vacation, sick leave or personal time) and continuous service leave benefits and on the same terms and conditions, as generally apply to executive employees of the Company.
     6. EXPENSES. The Company shall reimburse Executive, in accordance with the Company’s policies, for reasonable expenses incurred by him on behalf of the Company in the performance of his duties as specified herein. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.
     7. TERMINATION. The Executive’s employment hereunder may be terminated as follows:
     7.1. Termination for Death. The Executive’s employment hereunder shall terminate automatically upon Executive’s death. In the event of termination of the Executive’s employment pursuant to this Section 7.1, the Company shall promptly (but in no event later than sixty (60) days following the date of termination) pay the Executive’s heirs or legal representative, as applicable, any Base Salary and Annual Bonus, accrued and unpaid, through the date of death, less applicable payroll taxes, withholdings and deductions, together with any unpaid expense reimbursements owed Executive under Section 6 hereof (it being understood and agreed that no portion of the Annual Bonus described in Section 3 shall be deemed accrued unless Executive was employed with the

Company as of the last day of the fiscal year to which such Annual Bonus award applies). Executive’s heirs or legal representative, as applicable, shall also be entitled to any fringe benefits which have vested on Executive’s behalf prior to his death. Except as provided in Sections 4, 6, 7.1, 7.6 and 8, which the parties agree survive the termination of the Executive pursuant to this Section 7.1, upon termination of the Executive’s employment pursuant to this Section 7.1, the parties (and, in the case of the Executive, his heirs or legal representatives, as applicable) shall have no further rights or obligations under this Agreement.
     7.2. Termination for Disability.
(a) The Company and Executive acknowledge and agree that essential functions of Executive’s position are unique and critical to the Company and that a disability condition which causes Executive to be unable to perform the essential functions of his position with or without reasonable accommodations for a period in excess of (i) ninety (90) consecutive days or (ii) for shorter periods aggregating one hundred eighty (180) days in any three hundred sixty five (365) consecutive day period, shall constitute an undue hardship on the Company. If the Company determines in good faith upon medical certification, and after consultation with Executive (and, if requested by Executive, with Executive’s physician(s)), that Executive is disabled and unable to perform the essential functions of his position with or without reasonable accommodations for such period, the Company may give Executive written notice of its intention to terminate Executive’s employment hereunder. Executive shall have the right to dispute the Company’s determination as set forth in Section 12. Subject to the foregoing, if the Executive’s employment is terminated by the Company pursuant to this Section 7.2, the Company shall promptly (but in no event later than sixty (60) days following the date of termination) pay the Executive any Base Salary and Annual Bonus, accrued and unpaid, through the date of termination pursuant to this Section 7.2, less applicable payroll taxes, withholdings and deductions, together with any unpaid expense reimbursements owed Executive under Section 6 hereof (it being understood and agreed that no portion of the Annual Bonus described in Section 3 shall be deemed accrued unless Executive was employed with the Company as of the last day of the fiscal year to which such Annual Bonus award applies). Executive shall also be entitled to any fringe benefits which have vested on Executive’s behalf prior to termination. Except as provided in Sections 4, 6, 7.2, 7.6, 8, 9, 10 and 11, which the parties agree survive the termination of the Executive pursuant this Section 7.2, upon termination of the Executive’s employment hereunder pursuant to this Section 7.2, the parties shall have no further rights or obligations under this Agreement.
(b) Solely for purposes of the Company making and/or defending a determination of disability as provided for in Section 7.2(a) above,

Executive hereby authorizes any health care provider or health care plan which has provided health care services or payment therefor on behalf of Executive, to disclose Executive’s health information to the Board or officers and/or human resource personnel of the Company upon the request of any one or more of them. As used herein, the term “health information” means any and all health information (including but limited to, diagnoses, reports and test results) that may relate to Executive’s fitness for employment by the Company, or to his status pursuant to this or any other agreement with, or policy of, the Company. The Company agrees to maintain the confidentiality of such information, and to cause its officers and other agents in receipt of such information to maintain the confidentiality of such information, and that such information shall be accessed by, and disclosed to, individual directors, officers, employees and agents of the Company strictly on a need to know basis. Executive understands and agrees to the following:
(i)	that he has the right to revoke the authorization contained in this Section 7.2(b) at any time by notifying the Company in writing that such revocation will only be effective after it is received and logged by the Company, and that any use or disclosure made prior to revocation under this Section 7.2(b) will not be affected by the revocation;
(ii)	that after Executive’s health information is disclosed, federal law might not protect it, and it may be redisclosed by the recipient;
(iii)	that Executive’s continued employment and position with the Company are subject to his consent to this authorization and authorizing release of any additional health care information that the Company requests;
(iv)	that the Board is entitled to receive a copy of this Agreement, including this authorization; and
(v)	that this authorization will expire upon the latest of (a) Executive’s termination of employment with the Company; (b) the date as of which Executive no longer receives any type of remuneration from the Company; or (c) the expiration date of this Agreement.
     7.3. Termination by the Company for Cause. Except as a result of the death or disability of Executive, the Company may terminate Executive’s employment hereunder for Cause by written notification citing the specific reasons for termination. For purposes of the Agreement, “Cause” means:
(i)	Executive’s breach, non-performance or non-observance of any of the provisions of this Agreement, which breach has a material adverse effect on the Company or the Business and shall continue unremedied for ten (10) business days after Executive shall have been given written notice by the Board of said breach, non-performance or non-observance;
(ii)	Executive’s breach of any of his fiduciary duties to the Company, which breach has a material adverse effect on the Company or the Business and shall continue unremedied for ten (10) business days after Executive shall have been given written notice by the Board of said breach; and
(iii)	Executive’s conviction of a felony involving theft, embezzlement, fraud or moral turpitude or a felony in connection with his employment with the Company.
In the event of termination of Executive’s employment pursuant to this Section 7.3, the Company shall promptly (but in no event later than sixty (60) days following the date of termination) pay the Executive any Base Salary, calculated on a pro rata basis (based on the ratio of the number of days in the year prior to termination to the total number of days in the year) through the date of termination, less applicable payroll taxes, withholdings and deductions, together with any unpaid expense reimbursements owed Executive under Section 6 hereof. With respect to 7.3(iii), the Company shall have the right to place Executive on paid leave pending the ultimate disposition of the matter. In the event of conviction, the Company shall be entitled to reimbursement from Executive for Base Salary paid to Executive during such paid leave. Executive shall also be entitled to any fringe benefits which have vested on Executive’s behalf prior to termination. Except as provided in Sections 4, 6, 7.3, 7.6, 8, 9, 10 and 11, which the parties agree survive the termination of the Executive’s employment pursuant this Section 7.3, upon termination of the Executive’s employment pursuant to this Section 7.3, the parties shall have no further rights or obligations under this Agreement.
     7.4. Termination by Executive. Subject to prior termination pursuant to Sections 7.1 or 7.2 above, Executive may terminate his employment hereunder for Good Reason. If Executive’s employment is terminated for Good Reason, Executive shall be entitled to the same payments and benefits provided in Section 7.5, as if he were terminated other than for Cause. For purposes of this Agreement, “Good Reason” shall mean:
(i)	Any assignment to Executive of any duties inconsistent in any material respect with his duties as Chief Executive Officer of the Company, without Executive’s written consent (which consent will not be unreasonably withheld to the extent that such duties are duties normally performed by the president or chief executive officer of a public corporation at the same stage of development as the Company), or a material change in his position, authority or responsibilities without Executive’s written consent or any other action by the Company which results in a material diminution of the position, duties, authority, or responsibility of Executive;
(ii)	A material reduction in Executive’s Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time, other than as part of an across-the-board reduction applicable to the executive officers of the Company;
(iii)	The Company shall breach any material provision of this Agreement, which breach shall continue unremedied for thirty (30) business days after the Company shall have been given written notice of said breach; or
(iv)	Failure of the Company to obtain from any successor the assumption of, or the agreement to perform, this Agreement (as contemplated in Section 13 hereof) prior to consummation of a Change of Control (as defined below).
Notwithstanding the foregoing provisions of this Section 7.4, Executive’s termination of employment shall be considered to be on account of Good Reason only if (A) an event or condition occurs which satisfies the foregoing provisions of this Section 7.4, (B) Executive provides the Company with written notice pursuant to Section 15 that he intends to resign for Good Reason and such written notice includes (I) a designation of at least one of Section 7.4(i) through (iv) (the “Designated Section”) and (II) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Section(s), (C) as of the thirtieth (30th) day following the Company’s receipt of such notice from Executive, such events or conditions have not been corrected in all material respects, and (D) Executive resigns his employment within sixty (60) days after the date on which Executive first has actual knowledge of the occurrence of the first event or condition upon which Executive relies upon to satisfy any of the Designated Section(s).
In addition, Executive may terminate his employment hereunder other than for Good Reason. Upon termination of the Executive’s employment hereunder for other than Good Reason, the Company shall promptly (but in no event later than sixty (60) days following the date of termination) pay to the Executive any Base Salary and Annual Bonus, accrued and unpaid, through the date of termination pursuant to this Section 7.4, less applicable payroll taxes, withholdings and deductions, together with any unpaid expense reimbursements owed Executive under Section 6 hereof (it being understood and agreed that no portion of the Annual Bonus described in Section 3 shall be deemed accrued unless Executive was employed with the Company as of the last day of the fiscal year to which such Annual Bonus award applies). The Executive shall also be entitled to any fringe benefits which have vested on Executive’s behalf prior to such termination. If Executive terminates his employment for other than Good Reason, Executive acknowledges and agrees that upon such voluntary resignation, termination or retirement by Executive, except as provided in Sections 4, 6, 7.3, 7.6, 8, 9, 10 and 11, which the parties agree survive the termination of the Executive’s employment for other than Good Reason, the parties shall have no further rights or obligations under this Agreement.

     7.5. Termination by the Company Other than for Cause or by Executive for Good Reason. The Company may terminate Executive’s employment hereunder other than for Cause. In the event that (i) payment of the Change of Control Payment referred to in Section 7.7 has not been made and (ii) either (1) the Company exercises its right to terminate Executive’s employment hereunder other than for Cause or (2) the Executive terminates his employment hereunder for Good Reason under Section 7.4, the Company, as severance, shall pay to Executive, (i) an amount equal to eighteen (18) months of Executive’s then-current Base Salary payable in equal semi-monthly installments plus (ii) an amount in cash equal to the then-prevailing target amount of Executive’s Annual Bonus (“Target Bonus”) during the year of termination multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365. Executive will not be required to mitigate the amount of compensation payable to Executive hereunder, by seeking to secure other employment or otherwise, and the payments pursuant to this Section 7.5 will not be reduced by reason of Executive securing other employment or for any other reason. In addition to the foregoing, in the case of (ii)(1) or (2) above, the Company shall promptly (but in no event later than sixty (60) days following the date of termination) pay to Executive any Base Salary due and owing through the date of such termination, less applicable payroll taxes, withholding and deductions, together with any unpaid expense reimbursements owed Executive under Section 6 hereof. Executive shall also be entitled to any fringe benefits which have vested on Executive’s behalf prior to termination. Except as provided in Sections 4, 6, 7.5, 7.6, 8, 9, 10 and 11, which the parties agree survive termination of the Executive’s employment hereunder pursuant to this Section 7.5, upon termination of the Executive’s employment pursuant to this Section 7.5, the parties shall have no further rights or obligations under this Agreement.
     7.6. Continued Maintenance of Benefit Plans. Unless Executive is terminated for Cause, death, or by Executive for other than Good Reason, the Company shall maintain in full force and effect, and at no expense to Executive or Executive’s family, for the continued benefit of Executive (and, to the extent applicable under such plans, the Executive’s family) for eighteen (18) months commencing on the date of such termination, all medical, hospitalization, health and accident insurance benefits, plans or programs in which Executive (and, to the extent applicable under such plans, the Executive’s family) was entitled to participate immediately prior to the date of termination. In the event that Executive’s participation in any such benefits, plan or program is barred or would have adverse tax consequences for the Company, the Plan or the Executive, the Company shall use all commercially reasonable efforts to provide, at no expense to the Executive or his family, Executive (and, to the extent applicable under such plans, the Executive’s family) with benefits substantially similar to those which Executive (and, to the extent applicable under such plans, the Executive’s family) would otherwise have been entitled to receive under such plans or programs. Notwithstanding the foregoing, benefits under this Section 7.6 shall cease during such eighteen (18) month period if Executive secures other employment and, as a result of such employment, receives comparable benefits.

     7.7. Change of Control Payment.
(a) If during the period beginning on the date six (6) months prior to a Change in Control (as defined below) and ending on the date two (2) years after the occurrence of a Change of Control, Executive’s employment hereunder is terminated for any reason, other than by non-renewal of the Agreement (in which case the provisions of Section 7.5 hereof shall govern), the Company will pay to Executive within thirty (30) days of such termination (i) an amount equal to eighteen (18) months of Executive’s then-current Base Salary payable in a lump sum plus (ii) an amount in cash equal to the Target Bonus during the year of termination multiplied by a fraction, the numerator of which is the number of completed days (including the date of termination) during the year of termination and the denominator of which is 365 ((i) and (ii) collectively, the “Change of Control Payment”). Executive will not be required to mitigate the amount of compensation payable to Executive hereunder, by seeking to secure other employment or otherwise, and the Change of Control Payment will not be reduced by reason of Executive securing other employment or for any other reason.
(b) For purposes of this Agreement, the term “Change of Control” shall be deemed to have occurred upon the first to occur of the following events:
(i)	any Person becomes the Beneficial Owner, directly or indirectly, of 30% or more of either: (A) the then outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Voting Securities”); provided, however, that, for purposes of this Section 7.7(b), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored by the Company or any Affiliate of the Company; or (D) any acquisition pursuant to a transaction that complies with Sections 7.7(b)(iii)(A), 7.7(b)(iii)(B) and 7.7(b)(iii)(C); or
(ii)	individuals who, as of the Effective Time, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Time whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;
(iii)	the consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”) unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding common stock and voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the outstanding common stock and the outstanding voting securities of the Company, as the case may be; or (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation resulting from such Business Combination beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company (except for a plan of liquidation or dissolution effected to implement a recapitalization of the Company addressed in (iii) above).
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
For purposes of Change of Control definition, (l) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (II) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, (III) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) the Company or any of the Company’s direct or indirect subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and (IV) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     7.8. Excess Parachute Payment. If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by or on behalf of the Company or any of its Affiliates (or any successor to the Company or any of its Affiliates) under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay Executive an additional payment (the “Excise Tax Gross-Up Payment”) equal to the amount of the excise taxes which Executive is required to pay as a result of any “parachute payments” as defined in Section 280G(b)(1) of the Code made to Executive by or on behalf of the Company, any Affiliate, or any successor of either. In addition to the foregoing, the Excise Tax Gross-Up Payment due to Executive under this Section 7.8 shall be increased by the aggregate of the amount of federal, state and local income, excise (excluding any excise taxes under Section 409A of the Code) and penalty taxes, and any interest on any of the foregoing, for which Executive will be liable on account of the Excise Tax Gross-Up Payment to be made under this Section 7.8, such that Executive will receive the Excise Tax Gross-Up Payment net of all income, excise (excluding any excise taxes under Section 409A of the Code) and penalty taxes, and any interest on any of the foregoing, imposed on Executive on account of the receipt of the Excise Tax Gross-Up Payment. The computation of the Excise Tax Gross-Up Payment shall be determined, at the expense of the Company or its successor, by an independent accounting, actuarial or consulting firm selected by the Company or its successor (the “Auditor”). Such Excise Tax Gross-Up Payment shall be made by the Company or its successor at such time as the Company or its successor shall determine, in its sole discretion, but in no event later than the date five business days before the due date, without regard to any extension, for filing of Executive’s federal income tax return for the calendar year for which it is determined that excise taxes are payable under Section 4999 of the Code. Notwithstanding the foregoing, if it shall be determined that Executive is entitled to the Excise Tax Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Excise Tax Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount minus $5000.00. For purposes of reducing the Payments to the Safe Harbor Amount, each payment to be made in cash shall be reduced on a pro rata basis, and no other Payments shall be reduced. “Parachute Value” shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of the Payments that constitutes a “parachute payment” under Section 280G(b)(2) and its implementing regulations as determined by the Auditor for purposes of determining whether and to what extent the Excise Tax will apply to such Payments. “Safe Harbor Amount” means 2.99 times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations. There shall be no duplication of payments by the Company or its successor under this Section 7.8 in respect of excise taxes under Section 4999 of the Code to the extent the Company or its successor is making payments in respect of such excise taxes under any other arrangement with Executive. In the event Executive is ultimately assessed with excise taxes under Section 4999 of the Code which exceed the amount of excise taxes used in computing Executive’s payment under this Section 7.8, the Company or its successor shall indemnify Executive for such additional excise taxes plus any additional excise taxes, income taxes, interest and penalties resulting from the additional excise taxes and the indemnity hereunder. All amounts owing under the immediately preceding sentence of this Section 7.8 shall be paid when due, but in no event made later than the end of Executive’s taxable year next following Executive’s taxable year in which the excise tax, or taxes imposed on the Excise Tax Gross-Up Payment, as applicable, is remitted.
     7.9. Section 409A Payment. Certain payments contemplated by this Agreement (including certain payments not contingent on a Change of Control) may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to Executive under Section 409A:
(i)	It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A, then the Parties shall, within any applicable remedial amendment period provided under the regulations issued under 409A or otherwise, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item. If any legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.
(ii)	Notwithstanding any provision to the contrary in this Agreement, if the Company, in its good faith discretion, determines that the payments or benefits described in Sections 7.1, 7.2, 7.4, 7.5, 7.7 or 7.8 of this Agreement do not qualify as “short-term deferrals” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder), then, (a) if Executive is a “specified employee” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) at the time of his termination of employment, and (b) there has been no change or clarification in the law after the date of this Agreement that would permit any such payments or benefits to be paid in accordance with their original terms (rather than upon the expiration of the Delay Period (as defined below)) without such payment resulting in a payment that is not a permissible payment (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) as determined by the Company in its good faith discretion, no payments or benefits to which Executive becomes entitled under Sections 7.1, 7.2, 7.4, 7.5, 7.7 or 7.8 of the Agreement due to his “separation from service” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder) shall be made or paid to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to this Section 7.9 shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
(iii)	Should Executive comply with the provisions of Subsections 7.9(i) and (ii) above but nevertheless incur the twenty percent (20%) penalty tax, and any related interest and penalties, imposed under Section 409A with respect to one or more payments or benefits provided to him under this Agreement, then Executive will be entitled to receive an additional payment (the “409A Gross-Up Payment”) equal to the amount of such penalty taxes, plus any related interest or penalty amounts, which Executive is required to pay pursuant to Section 409A. In addition to the foregoing, the 409A Gross-Up Payment due to Executive under this Section 7.9(iii) shall be increased by the aggregate of the amount of federal, state and local income, excise (excluding any excise taxes under Section 280G of the Code which is covered in Section 7.8 of this Agreement) and penalty taxes, and any interest on any of the foregoing, for which Executive will be liable on account of the 409A Gross-Up Payment to be made under this Section 7.9(iii), such that Executive will receive the 409A Gross-Up Payment net of all income, excise (excluding any excise taxes under Section 280G of the Code which is covered in Section 7.8 of this Agreement) and penalty taxes, and any interest on any of the foregoing imposed on Executive on account of the receipt of the 409A Gross-Up Payment. The computation of the 409A Gross-Up Payment shall be determined, at the expense of the Company or its successor, by an independent accounting, actuarial or consulting firm selected by the Company. Such 409A Gross-Up Payment shall be made by the Company at such time as the Company shall determine, in its sole discretion, but in no event later than the date five (5) business days before the due date, without regard to any extension, for filing Executive’s federal income tax return for the calendar year for which it is determined that excise taxes are payable under Section 409A. Notwithstanding the foregoing, there shall be no duplication of payments by the Company under this Section 7.9(iii) in respect of excise taxes, interest and penalties under Section 409A to the extent the Company is making payments in respect of such excise taxes, interest and penalties under any other arrangement with Executive. All amounts owing under this Section 7.9 (iii) shall be paid when due, but (in order to comply with Section 409A) in no event made later than the end of the Executive’s taxable year next following Executive’s taxable year in which the excise tax, or taxes imposed on the 409A Gross-Up Payment, as applicable, is remitted.
     7.10. General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits (including post-termination equity vesting) pursuant to Sections 7.5, 7.7, 7.8 and 7.9 of this Agreement (collectively, the “Severance Benefits”) is contingent upon Executive’s compliance with the covenants, representations, warranties and agreements set forth in Sections 8, 9, 10 and 11 of this Agreement and, except for those payments and benefits required to be made or provided by law or pursuant to the express terms of a benefit plan (and other than those benefits to be provided upon death), such Severance Benefits shall be conditioned upon Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in the standard form used by the Company at the time of Executive’s termination of employment (the “Release”). If Executive fails to comply with the covenants set forth in Sections 8, 9, 10 and 11 or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any Severance Benefits. The Company shall provide Executive with the Release within five (5) days following his termination of employment. If any of the Severance Benefits are subject to Section 409A of the Code, Executive shall be entitled to any such Severance Benefits only if the Release has been executed, is effective and the applicable revocation period has expired no later than the date as of which such Severance Benefits are to be paid (or provided) pursuant to this Agreement and if such requirements are not satisfied, Executive shall not be entitled to any such Severance Benefits.
     8. NONDISCLOSURE. Executive acknowledges that:
(i)	the Company is and will be engaged in the Business during the Term and thereafter;
(ii)	Executive will occupy a position of trust and confidence with the Company, and during the Term, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information (defined below) concerning the Company and the Business;
(iii)	the agreements and covenants contained in Sections 8, 9, 10 and 11 are essential to protect the Company and the confidentiality of its Confidential Information and client relationships as well as goodwill of the Business, and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and
(iv)	Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.
Therefore, Executive covenants and agrees that he shall, at all times, hold in strictest confidence, and will not directly or indirectly reveal or otherwise make available to any other person other than within the scope of his employment with the Company or in strict accordance with applicable law (and then only after consulting with the Company’s legal counsel), any and all confidential information, data, know-how, knowledge, or trade secrets regarding clients’ products, services, technology, suppliers, finances, financial arrangements, strategic plans, or methods of operation of the Company and its customers (any and all of which shall be deemed “Confidential Information”) without the express written consent of the Board. Such Confidential Information includes, without limitation, financial information, finances, strategic plans, sales and distribution information, price lists, the identity and lists of actual and potential customers and technical information. Executive further agrees that all documents, records, notebooks, notes, computer software systems or programs, memoranda, and other materials made or compiled by Executive at any time or made available to him during his employment with the Company concerning the present or prospective activities of the Company (including copies thereof), whether or not intermingled with other information, shall be and remain the property of the Company, and shall be delivered to the Company upon termination of his employment with the Company and upon request by the Company at any other time.
     9. NONINTERFERENCE. For a period of one (1) year following the termination of the Executive’s employment hereunder for any reason, Executive covenants and agrees that he shall not, at any time, without the prior written consent of the Company, (i) directly or indirectly induce or attempt to induce any person or entity who, during the six (6) months immediately prior to termination, had been a supplier, client, customer, employee, agent, or other representative or associate of the Company to withdraw, curtail or cancel such business, or terminate its relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between any such person or entity and the Company, or (ii) knowingly hire any person who during the six (6) month period prior to termination had been an employee or consultant (but excluding any outside accountant, attorney or similar professional) of the Company.
     10. NONCOMPETITION. Executive covenants and agrees that for a period of one (1) year following the termination of Executive’s employment hereunder for any reason other than (i) termination by the Company without Cause or (ii) termination by Executive for Good Reason, Executive shall not, without the prior written consent of the Company, accept employment with or directly or indirectly operate or perform any services for (whether as an employee, agent or independent contractor), invest in (other than stock in a publicly-held corporation which is traded on a recognized securities exchange or over-the-counter, provided that the ownership of such equity interest does not give Executive greater than five percent (5%) of the equity or voting power of such corporation), or otherwise become associated with in any capacity, any company, partnership, organization, proprietorship, or any other entity which competes directly with the business of the Company anywhere in the world, as such business is operating at the time of such termination of employment.

     11. PROPRIETARY RIGHTS.
(a) Except as necessary to carry on the business of the Company, Executive shall not, directly or indirectly, use or disclose to any person, firm or corporation, any of the Company’s Proprietary Information, including any candidate list, personal histories or resumes, employment information, business information, customer lists, customer contacts, business secrets, or any other information not generally known in the industry concerning the business or policies of the Company, including, but not limited to, the Company’s list of Clients and placed candidates.
(b) Executive acknowledges that, in the course of his employment hereunder and through his activities for and on behalf of the Company, he will develop, create, supply, receive, deal with and have access to the Company’s Proprietary Information and shall hold the Company’s Proprietary Information in trust and confidence for the Company. In addition to, and not in limitation of the foregoing, if Executive’s employment is terminated for any reason whatsoever, voluntarily or involuntarily, Executive recognizes that it is necessary to safeguard and protect the Company’s business, and that Executive’s compensation is, in part, in exchange for the restrictions contained in this Agreement. Moreover, Executive agrees that, notwithstanding anything in this Agreement to the contrary, he shall, upon termination of employment (or, at any prior time, if the Company requests same), immediately turn over to the Company all of its Proprietary Information. In addition, Executive shall have no right to retain copies of the Company’s Proprietary Information for any reason whatsoever after termination of employment without the express written consent of the Company.
(c) Executive will not disclose to the Company or use, or induce the Company to use any proprietary information or trade secrets of others. Executive represents and warrants that Executive has returned all property and confidential information belonging to all prior employers.
(d) For purposes of this Agreement:
(i)	“Proprietary Information” shall mean: the Company’s confidential proprietary information constituting the trade secrets of the Company including, but not limited to information of a technical and business nature pertaining to the Business, the identity of candidates, any candidate list, the personal information, resumes or histories supplied by candidates, information concerning the identity of employer-clients, and their personnel, the personnel needs and requirements of employer-clients, and terms and conditions under which the Company deals with employer-clients, all trade names, service marks, slogans, customer lists and contracts, training manuals, training tapes and films, business information and secrets, computer programs, video cassettes, records, forms, brochures, unique techniques, methods and procedures for the operation of a search business, the terms and conditions under which the Company deals with other companies engaged in the Business, including, but not limited to, its contracts with such companies.
(ii)	The term “candidate” shall mean any individual who has provided the Company with job history information, job history resume or an application containing job history and/or other related information in person, by telephone, in writing or otherwise whether or not such person was contacted by the Company; provided, however that, the term candidate shall be limited to candidates who are, at the time Executive terminates his employment with the Company, identified by the Company as candidates on any current active search within the Company or who were placed by the Company prior to the termination of the Executive.
(iii)	The term “customer list” shall not be limited to a physical writing or compilation of any number of the names of the Company’s customers, employer-clients, and candidates and/or the pertinent information relating to them but also includes any and all information whatsoever regarding them whether or not such compilation is mental or physical.
     12. REMEDIES.
     12.1. Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges that the restrictions on his activities under Sections 8, 9, 10 and 11 hereof are required for the reasonable protection of the Company. Executive further acknowledges and agrees that a breach of such obligations and agreements will result in irreparable and continuing damage to the Company and the Business for which there will be no adequate remedy at law (and will not raise such as a defense to any action brought by the Company) and agrees that in the event of any breach of said obligations and agreements, the Company and its successors and assigns, shall be entitled to temporary and permanent injunctive relief, without the necessity of showing actual monetary damages or the posting of a bond, and to such other further relief, including damages, as is proper in the circumstances. Each of the parties further acknowledges that, if the scope of any restrictions contained in Sections 8, 9 10 or 11 is too broad to permit enforcement thereof to the full extent of such restrictions, then such restrictions shall be enforced to the maximum extent permitted by law, and the parties hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

     12.2. Arbitration. Except as set forth in Section 12.1, all controversies, claims, disputes and matters in question, arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to the employment relationship, including, but not limited to, claims of Employment Discrimination (defined below), shall be decided by arbitration in Cleveland, Ohio before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of September 15, 2005 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA’s Commercial Arbitration Rules amended and restated effective as of June 1, 2009 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal. The parties further agree that the Court of Common Pleas for Cuyahoga County, Ohio and (if the Federal Arbitration Act is applicable) the Federal District Court for the Northern District of Ohio, Eastern Division, shall have jurisdiction over the parties hereto. The arbitrator may grant any of the parties injunctive relief, including mandatory injunctive relief, in order to protect the rights of said party hereunder, but shall not be limited to such relief. The parties specifically agree that this provision for arbitration shall not preclude a party from seeking injunctive relief in a court in order to protect its rights hereunder, nor shall the filing of such an action constitute waiver by a party of his or its right to seek arbitration hereunder. In preparation for the arbitration hearing, each party may utilize all methods of discovery authorized by the Ohio Rules of Civil Procedure, and may enforce the right to such discovery in the manner provided by said Rules and/or by the Ohio Arbitration law.
     13. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable by the Company and its successors and assigns. “Successors and assigns” shall mean, in the case of the Company, any successor to the Company’s business or assets, whether pursuant to a merger, consolidation, sale or other transfer of securities or assets, including any Change of Control. The Company shall require any successor or assign, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to same extent that the Company would be required to perform if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as if Executive terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession or assignment becomes effective shall be deemed the date of termination; provided, however, that it is further agreed that upon such assumption and agreement prior to the effectiveness of any such succession or assignment, this Agreement shall remain in full force and effect, binding upon Executive and such successor, with each reference herein to the Company being deemed to mean such successor or assignee. Nothing in this Section 13 shall constitute an agreement by the Executive to a novation of this Agreement upon a succession or assignment. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable by, the Executive. Executive shall not assign this Agreement without the prior written consent of the Company.
     14. INDEMNIFICATION. The Company represents and warrants that the Executive shall be entitled to the benefits of the indemnification provisions contained in the Certificate of Incorporation of the Company or in any separate Indemnification Agreement that may be entered into by and between the Company and Executive with respect to the Executive’s activities as an executive officer, director, and/or employee (i) of the Company or any subsidiary thereof, or (ii) at the request of the Company, of any other entity.
     15. NOTICE. Any notice required to be given under the terms of this Agreement shall be in writing, and mailed to the recipient’s last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective on the date of the first attempted delivery thereof; otherwise, it shall be effective upon delivery.
     16. KEY MAN INSURANCE. Executive agrees that, during the Term, the Company may at any time and for the Company’s own benefit, apply for and take out life, health, accident, and/or other insurance covering Executive either independently or together with others in any amount which the Company deems to be in its best interests and the Company may maintain any existing insurance policies on the life of Executive owned by the Company. The Company shall own all rights in any such insurance policies and in the cash values and proceeds thereof and, except as otherwise provided, Executive shall not have any right, title or interest therein. Executive agrees to assist the Company at the Company’s expense in obtaining any such insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by insurers.
     17. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement and the agreements referenced herein contain the entire agreement between the parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreement on such subject matter, provided, however, that nothing in this Agreement shall affect Executive’s right to receive payments or other benefits to which he is entitled under the Prior Agreement. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. If any party fails to take action for any violation of this Agreement, such failure shall not constitute a waiver or estoppel as to said violation, but it shall have the right to enforce or take such action for any prior violation or future violation without being subjected to the defense of waiver or estoppel.
     18. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     19. COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.
     20. GENDER; NUMBER. The use of the masculine, feminine or neuter pronoun shall not be restrictive as to gender, and the use of the singular or plural shall not be restrictive as to number, and shall be interpreted in all cases as the context may require.
     21. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.
     22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CTPARTNERS EXECUTIVE SEARCH LLC
By:

Its:

“EXECUTIVE”

BRIAN M. SULLIVAN

23